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                                  Exhibit 3.1
                            SOUTHWEST BANCORP, INC.
                           CERTIFICATE OF AMENDMENT
              TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

         Southwest Bancorp, Inc. (the "Corporation"), having its registered office in the City of Stillwater, Payne County, Oklahoma, does hereby certify that:

         FIRST: The original certificate of incorporation of the Corporation was filed with the Secretary of State on March 19, 1981. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on August 5, 1996.

         SECOND: Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph thereof to read in its entirety as follows:

              "The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 22,000,000 of which 20,000,000 are to be shares of common stock, $1.00 par value per share, of which 1,000,000 are to be shares of serial preferred stock, $1.00 par value per share, and of which 1,000,000 shall be Class B serial preferred stock, $1.00 par value per share."

         THIRD: This amendment was duly adopted by the Board of Directors of the Corporation, and was duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon at its 1999 Annual Meeting of Shareholders duly called and held on May 27, 1999, all in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and OKLA. STAT. tit. 18, ss. 1077 (1998).


         FOURTH: The class and number of shares voted for and against such amendment, along with the number of shares abstaining and Broker non-votes, were:

===============================================================================
CLASS OF STOCK                                        NUMBER OF SHARES
ENTITLED TO VOTE
                  -------------------------------------------------------------
                   AUTHORIZED    VOTING     VOTING                    BROKER
                    TO VOTE       FOR       AGAINST    ABSTAINING   NON-VOTES
===============================================================================
Common              4,080,612   2,929,086   429,034        15,727           0
===============================================================================

         FIFTH: Immediately prior to the effectiveness of the foregoing amendment, the Corporation is authorized to issue 12,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $1.00 par value per share, 1,000,000 shares of serial preferred stock, $1.00 par value per share, and 1,000,000 shares of Class B serial preferred stock, $1.00 par value per share. Immediately upon the effectiveness of the foregoing amendment, the Corporation is authorized to issue 22,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $1.00 par value per share, 1,000,000 shares of serial preferred stock, $1.00 par value per share, and 1,000,000 shares of Class B serial preferred stock, $1.00 par value per share.

Dated this 5th day of August, 1999_/

(SEAL)                                                   SOUTHWEST BANCORP, INC.

ATTEST:
By: /s/ Deborah T. Labig                      By: /s/ Rick J. Green
   ------------------------                      ------------------
   Deborah T. Labig                              Rick J. Green
   Secretary                                     President